EXHIBIT 99

SECOND AMENDED
2003 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Second Amended 2003 Employee/Consultant Stock Compensation Plan (“Plan”) is to further the growth of Ocean Resources, Inc. (the “Company”), by allowing the Company to compensate Employees, Consultants and Advisors who have provided bona fide services to the Company, through the award of Common Stock or rights to acquire Common Stock of the Company.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. “Award” means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2. “Board of Directors” means the Board of Directors of the Company.

3. “Code” means the Internal Revenue Code of 1986, as amended.

4. “Common Stock” means the Common Stock, par value $0.0001 of the Company.

5. “Date of Grant” means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. “Consultant” or “Advisor” means any person (i) who has rendered or will render bona fide consulting and/or advisory services to the Company, and (ii) who, in the opinion of the Board of Directors, is in a position to make, or who has previously made, a significant contribution to the success of the Company.

7. “Employee” means any person employed by the Company or a Subsidiary of the Company.

8. “Subsidiary” means any corporation that is a subsidiary as that term is defined in Section 424(f) of the Code.

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is July 1, 2004.

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member’s willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 25,000,000 shares. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Employees, Consultants and Advisors.

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees, Consultants and Advisors Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee, Consultant and Advisor will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock).

No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations promulgated thereunder.

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person’s name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. RIGHT TO CONTINUED ENGAGEMENT / EMPLOYMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Consultant or Advisor the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Consultant or Advisor or to terminate any consulting or advisory relationship at any time. Similarly, nothing in this Plan or in the grant of an Award shall confer upon any Employee the right to continued employment by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Employee or to terminate any employment relationship at any time.

X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.